EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Body and Mind Inc. on Form S-8 [FILE NO. 333-237700] of our report dated December 15, 2020, with respect to our audit of the consolidated financial statements of Body and Mind Inc. as of July 31, 2020 and for the year ended July 31, 2020, which report is included in this Annual Report on Form 10-K of Body and Mind Inc. for the year ended July 31, 2020.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases, due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective August 1, 2019, using the modified retrospective approach.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

December 15, 2020